Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 14, 2014, FleetCor Technologies, Inc. (“FleetCor” or the “Company”) entered into an Investor Rights Agreement (the “IRA”) with Ceridian LLC (the “Seller”). The IRA was entered into pursuant to a previously-announced Agreement and Plan of Merger, dated as of August 12, 2014 (the “Merger Agreement”), among the Company, the Company’s wholly owned subsidiary, FCHC Project, Inc. (the “Acquisition Sub”), the Seller and Comdata Inc. (“Comdata”), under which the Acquisition Sub agreed to merge with and into Comdata, with Comdata surviving as a wholly-owned subsidiary of FleetCor (the “Acquisition”). Pursuant to the Merger Agreement, and subject to the conditions contained in it, the Seller sold to the Acquisition Sub all of the outstanding share capital of Comdata.

Pursuant to the Agreement, FleetCor acquired all of Comdata’s outstanding shares for a total payment of $3.4 billion, less cash acquired, including amounts applied at the closing to the repayment of Comdata’s debt. The consideration for the transaction was paid using cash from FleetCor’s amended Receivables Purchase Agreement and Credit Agreement, as well as the issuance of approximately 7.6 million shares of FleetCor’s common stock from treasury shares to the former shareholders of Comdata. The transaction was consummated upon entering into the Agreement.

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2013 and the nine months ended September 30, 2014 and the unaudited pro forma condensed combined balance sheet as of September 30, 2014, are based on the historical financial statements of FleetCor and Comdata after giving effect to the Acquisition and applying the assumptions and adjustments described herein.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and year ended December 31, 2013 are presented as if the Acquisition had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the Acquisition occurred on that date.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with FleetCor considered the acquirer of Comdata. The purchase price and related allocations for the Comdata acquisition have not yet been finalized. Accordingly, consideration given by FleetCor to complete the acquisition of Comdata has been allocated to assets and liabilities of Comdata based upon management’s preliminary estimated fair values as of the date of completion of the Acquisition. The unaudited pro forma purchase price adjustments and the purchase price allocation are subject to change during the purchase price allocation period as the Company finalizes the valuations of net tangible and intangible assets and other working capital. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Therefore, some of the amounts reflected in the pro forma statements of income and balance sheet may change.

Certain reclassification adjustments have been made in the presentation of Comdata’s historical amounts to conform the Comdata financial statements to the presentation followed by the Company.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and Comdata been a combined company during the specified periods. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013, and its Forms 10-Q for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, and Comdata’s historical consolidated financial statements and related notes for the year ended December 31, 2013 and as of and for the nine months ended September 30, 2014, included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K/A.

FleetCor expects to incur significant costs associated with integrating the operations of FleetCor and Comdata. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Acquisition.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2013

(In thousands, except per share amounts)

	FleetCor Technologies, Inc. and Subsidiaries Historical	Comdata Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Revenues, net	$895,171	$—	$535,292	(A)(B)(E)(H)	$1,430,463
Service revenue		432,500	(432,500)	(A)	—
Product revenue		148,500	(148,500)	(A)	—
Expenses:
Cost of services	—	46,000	(46,000)	(A)	—
Cost of goods sold	—	92,100	(92,100)	(A)	—
Merchant commissions	68,143	—	—		68,143
Processing	134,030	—	167,255	(A)(B)(H)	301,285
Selling	57,346	—	31,300	(A)	88,646
Customer support	—	38,100	(38,100)	(A)	—
Technology and development	—	42,600	(42,600)	(A)	—
General and administrative	142,283		211,703	(A)(C)	353,986
Selling, general and administrative		110,200	(110,200)	(A)	—
Other operating expense	—	112,100	(112,100)	(A)	—
Depreciation and amortization	72,737	65,500	35,274	(D)	173,511

Operating income	420,632	74,400	(50,140)		444,892

Equity method investment loss	—	—	—		—
Other income (expense), net	602	300	—		902
Interest expense, net	16,461	214,000	(151,052)	(I)	79,409

Total other expense	17,063	214,300	(151,052)		80,311

Income (loss) from continuing operations before income taxes	403,569	(139,900)	100,913		364,582
Provision (benefit) for income taxes	119,068	(19,500)	38,347	(J)	137,915

Net income (loss) from continuing operations	$284,501	$(120,400)	$62,566		$226,667

Basic earnings per share	$3.48				$2.53
Diluted earnings per share	$3.36				$2.46

Weighted average shares outstanding:
Basic shares	81,793		7,625	(O)	89,418
Diluted shares	84,655		7,625	(O)	92,280

Unaudited Pro Forma Condensed Combined Statements of Income

For the Nine Months Ended September 30, 2014

(In thousands, except per share amounts)

	FleetCor Technologies, Inc. and Subsidiaries Historical	Comdata Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Revenues, net	$822,693	$—	$439,190	(A)(B)(E)(H)	$1,261,883
Service revenue		354,100	(354,100)	(A)	—
Product revenue		103,800	(103,800)	(A)	—
Expenses:
Cost of services	—	33,100	(33,100)	(A)	—
Cost of goods sold	—	63,600	(63,600)	(A)	—
Merchant commissions	62,964	—	—		62,964
Processing	117,152	—	128,290	(A)(B)(H)	245,442
Selling	52,885	—	26,200	(A)	79,085
Customer support	—	32,200	(32,200)	(A)	—
Technology and development	—	34,000	(34,000)	(A)	—
General and administrative	122,304		81,468	(A)(C)	203,772
Selling, general and administrative		93,400	(93,400)	(A)	—
Other operating expense	—	(5,500)	5,500	(A)	—
Depreciation and amortization	74,561	52,200	24,087	(D)	150,848

Operating income	392,827	154,900	(27,956)		519,771

Equity method investment loss	3,689	—	—		3,689
Other income (expense), net	870	200	—		1,070
Interest expense, net	15,628	164,000	(118,081)	(I)	61,547

Total other expense	20,187	164,200	(118,081)		66,306

Income (loss) from continuing operations before income taxes	372,640	(9,300)	90,125		453,465
Provision (benefit) for income taxes	113,473	200	34,248	(J)	147,921

Net income (loss) from continuing operations	$259,167	$(9,500)	$55,878		$305,545

Basic earnings per share	$3.12				$3.37
Diluted earnings per share	$3.02				$3.27

Weighted average shares outstanding:
Basic shares	83,118		7,625	(O)	90,743
Diluted shares	85,688		7,625	(O)	93,313

FleetCor Technologies, Inc.

Preliminary and Unaudited Pro Forma Balance Sheet

September 30, 2014

(In thousands)

	FleetCor Technologies, Inc. and Subsidiaries Historical	Comdata Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$304,109	$116,300	$(40,792)	(G)	$379,617
Restricted cash	42,348	100,000	83,308	(K)	225,656
Accounts receivable	715,662	684,200	(402,230)	(B)(F)(K)	997,632
Securitized accounts receivable—restricted for securitization investors	393,600	—	391,400	(K)(M)	785,000
Prepaid expenses and other current assets	45,512	22,700	10,597	(H)(K)(M)	78,809
Deferred income taxes	3,444	37,400	—		40,844
Customer funds	—	83,300	(83,300)	(K)	—

Total current assets	1,504,675	1,043,900	(41,017)		2,507,558

Property and equipment	127,340	11,400	18,900	(K)	157,640
Less accumulated depreciation and amortization	(71,156)	—	—		(71,156)

Property and equipment, net	56,184	11,400	18,900	(K)	86,484
Goodwill	1,557,011	1,457,500	771,476	(L)	3,785,987
Other intangibles, net	865,116	342,900	1,291,400	(L)	2,499,416
Equity method investment	147,512	—	—		147,512
Other assets	93,942	20,200	(29,573)	(B)(K)(M)	84,569
Deferred financing costs	—	6,900	(6,900)	(K)	—

Total assets	$4,224,440	$2,882,800	$2,004,286		$9,111,526

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$612,691	$38,600	$282,961	(B)(K)	$934,252
Drafts and settlements payable	—	303,400	(303,400)	(K)	—
Accrued expenses	109,258	—	314,335	(K)	423,593
Other accrued expenses	—	221,100	(221,100)	(B)(K)	—
Customer deposits/advance payments	180,131	192,300	(6,641)	(B)(K)	365,790
Securitization facility	393,600	—	391,400	(K)(M)	785,000
Current portion of notes payable and lines of credit	526,345	130,000	154,196	(K)(M)	810,541
Deferred revenue	—	27,000	(27,000)	(B)(K)	—
Other current liabilities	106,665	—	12,029	(H)(K)	118,694
Customer funds obligations	—	83,300	(83,300)	(K)	—

Total current liabilities	1,928,690	995,700	513,480		3,437,870

Notes payable and other obligations, less current portion	434,820	2,235,300	(432,992)	(K)(M)	2,237,128
Deferred income taxes	233,695	74,400	414,985	(N)	723,080
Other noncurrent liabilities	68,428	8,000	(6,959)	(B)(H)(K)	69,469

Total noncurrent liabilities	736,943	2,317,700	(24,966)		3,029,677

Stockholders’ equity:
Preferred stock	—	600	(600)	(P)	—
Common stock	120	1,300	(1,292)	(O)(P)	128
Additional paid-in capital	733,131	—	1,096,690	(O)(P)	1,829,821
Retained earnings	1,294,365	—	(40,792)	(G)	1,253,573
Parent copmany deficit		(426,900)	426,900	(P)	—
Accumulated other comprehensive loss	(93,146)	(5,600)	5,600	(P)	(93,146)
Less treasury stock	(375,663)	—	29,266	(O)(P)	(346,397)

Total stockholders’ equity	1,558,807	(430,600)	1,515,772		2,643,979

Total liabilities and stockholders’ equity	$4,224,440	$2,882,800	$2,004,286		$9,111,526

FleetCor Technologies, Inc.

Unaudited Notes to Unaudited Pro Forma Condensed Combined Financial Statements

September 30, 2014

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of FleetCor and Comdata. Certain financial statement line items included in Comdata’s historical presentation have been reclassified to conform to the corresponding financial statement line items included in FleetCor’s historical presentation. The classification of these items have no impact on the historical operating income, net income, total assets, total liabilities or stockholders’ equity reported by FleetCor or Comdata.

Additionally, based on FleetCor’s review of Comdata’s summary of significant accounting policies disclosed in Comdata’s consolidated financial statements and preliminary discussions with Comdata management, the nature and amount of any adjustments to the historical consolidated financial statements of Comdata to conform its accounting policies to those of FleetCor are not expected to be material, except as disclosed. Further review of Comdata’s accounting policies and consolidated financial statements may result in additional revisions to Comdata’s policies and classifications to conform to those of FleetCor.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and year ended December 31, 2013 are presented as if the Acquisition had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the Acquisition occurred on that date. The unaudited pro forma condensed combined statements of income of the Company for the nine months ended September 30, 2014 and year ended December 31, 2013, have been prepared using the historical consolidated statements of operations of the Company and Comdata for the nine months ended September 30, 2014 and the year ended December 31, 2013, giving effect to the Company’s acquisition of Comdata using the acquisition method of accounting and applying the assumptions and adjustments described herein. The unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2014 has been prepared using the historical consolidated balance sheet data of the Company and Comdata as of September 30, 2014, giving effect to the Company’s acquisition of Comdata using the acquisition method of accounting and applying the assumptions and adjustments described herein.

2.	Pro Forma Adjustments

The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of FleetCor and Comdata. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

A.	Adjustments to reflect the reclassification of Comdata’s accounts to conform to the Company’s accounting policies and financial statement presentation to the presentation followed by the Company in the statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014. The following table details these reclassification adjustments (in thousands).

	12/31/2013	9/30/2014
Revenues, net	$581,000	$457,900
Service revenue	(432,500)	(354,100)
Product revenue	(148,500)	(103,800)
Cost of services	(46,000)	(33,100)
Cost of goods sold	(92,100)	(63,600)
Processing	198,600	143,600
Selling	31,300	26,200
Customer support	(38,100)	(32,200)
Technology and development	(42,600)	(34,000)
General and administrative	211,200	81,000
Selling, general and administrative	(110,200)	(93,400)
Other operating expense	(112,100)	5,500

Total	—	—

B.	Adjustment to eliminate the impact of intercompany transactions. Adjustments to the statements of income results in a reduction of both revenues, net and processing expenses of $12.7 million for the nine months ended September 30, 2014, respectively, and $13.4 million for the year ended December 31, 2013, respectively.

Adjustments to the balance sheets to eliminate the impact of intercompany transactions results in a reduction of accounts receivable of $9.6 million, reduction of other assets of $10.3 million, reduction of accounts payable of $11.3 million, reduction of customer deposits of $4.9 million, reduction of other accrued expenses of $0.8 million, reduction of deferred revenue of $0.3 million and a reduction of other noncurrent liabilities of $2.7 million.

C.	Adjustment to record the Company’s best estimate of additional incremental expenses had FleetCor acquired Comdata on January 1, 2013. Adjustment is necessary as the historical consolidated financial statements of Comdata, a business carved out of a larger entity, may not be indicative of the financial condition or results of operations going forward. Adjustment is primarily related to incremental professional audit fees, estimated based upon recurring, annual arrangements entered into by the Company for services. Adjustment results in incremental expense of approximately $0.5 million for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. Furthermore, although not reflected in the financial results presented, the Company estimates that it will incur incremental selling expenses of approximately $3.0 million over historical spend on a go forward basis. Adjustments are forward-looking in nature.

D.	Adjustment for estimated incremental amortization expense of definite-lived intangibles acquired. The Company’s preliminary allocation of purchase price to identified intangible assets is $1.63 billion; of which $237 million represent indefinite lived intangible assets. The amortization of definite lived intangibles will be expensed over the relative estimated useful lives between 4 and 20 years, as indicated by preliminary purchase price allocations. The definite lived intangible assets are amortized over the period of time that the assets are expected to contribute directly or indirectly to future cash flows.

Adjustment also reflects the amortization of debt issuance costs and debt discounts related to the Company’s credit facilities, as if the facilities had been entered into on January 1, 2013, of approximately $5.2 million for the nine months ended September 30, 2014 and $6.8 million for the year ended December 31, 2013.

E.	Adjustment to record revenues related to certain contracts in accordance with the Company’s accounting policies, resulting in a reduction of revenues, net for the nine months ended September 30, 2014 of approximately $0.7 million and an increase in revenues, net for the year ended December 31, 2013 of approximately $2.0 million.

F.	Adjustment to record accounts receivable at fair value. Adjustment to the balance sheet results in a decrease of accounts receivable of approximately $1.2 million at September 30, 2014.

G.	Adjustment to record charges incurred for deal fees, severance and other employee payments of approximately $25.0 million and loss on the extinguishment of debt of approximately $15.8 million incurred related to the Company’s acquisition of Comdata.

H.	In October 2009, the U.S. Financial Accounting Standards Board (FASB) amended the accounting standards for multiple-deliverable revenue arrangements to (i) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated and how the consideration should be allocated; (ii) require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence of selling price or third-party evidence of selling price; and (iii) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. Comdata elected to early adopt this accounting guidance on January 1, 2010 on a prospective basis for all applicable transactions.

The Company applied this accounting guidance on a retrospective basis, as opposed to the prospective basis. Adjustment reflects the impact of recording revenue and processing expenses in accordance with the Company’s retrospective election.

Furthermore, in accordance with fair value standards, the Company considered the continuing costs to service deferred revenue recorded, plus a market derived markup margin. Adjustment also reflects the impact of the fair value of deferred revenue recorded, assuming the Company acquired Comdata on January 1, 2013.

These combined adjustments resulted in a decrease in revenues, net of $5.4 million and $34.3 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. These combined adjustments resulted in a decrease in processing expense of $2.6 million and $18.0 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

These accounting policy and fair value adjustments resulted in the following combined adjustments to the balance sheets; reductions of other current liabilities of $12.0 million, other noncurrent liabilities of $1.8 million and prepaid expenses and other current assets of $8.3 million, at September 30, 2014, respectively.

I.	Adjustment reflects the incremental reduction in interest expense from the Company’s borrowings to finance the Acquisition and working capital based on the credit facilities’ interest rates at the date of the Acquisition. The Company financed the Acquisition and working capital through borrowings under its new five-year, $3.355 billion Credit Agreement and amended $1.2 billion Securitization Facility. Borrowings under the revolving line of credit facility and Term A debt have been assumed to bear interest at LIBOR plus 2%, or 2.55%, Term B debt is assumed to bear interest at LIBOR plus 3%, or 3.75%, and the Securitization Facility is assumed to bear interest at LIBOR plus 0.90%, or 1.48%.

A one-eighth change in interest rates would result in a change in interest expense of $0.6 million for the nine months ended September 30, 2014 and $0.8 million for the year ended December 31, 2013.

J.	Adjustments to record the income tax effect of pro forma adjustments recorded using the blended statutory rate in effect for the Comdata of 38% in 2013 and for the nine months ended September 30, 2014.

K.	Adjustments reflect the reclassification of Comdata’s accounts to conform to the presentation followed by the Company in the balance sheet at September 30, 2014. The following table details these reclassification adjustments (in thousands).

Restricted cash	$83,308
Accounts receivable	(130,000)
Securitized accounts receivable	130,000
Prepaid expenses and other current assets	7,093
Customer funds	(83,308)
Property and equipment, net	18,900
Other assets	(18,904)
Deferred financing costs	(6,866)

Total assets	$224

Accounts payable	294,249
Drafts and settlements payable	(303,436)
Accrued expenses	314,335
Other accrued expenses	(220,339)
Customer deposits/advance payments	(1,700)
Securitization facility	130,000
Current portion of notes payable and lines of credit	(130,000)
Deferred revenue	(27,037)
Other current liabilities	27,460
Customer funds obligations	(83,308)
Notes payable and other obligations, less current portion	2,500
Other noncurrent liabilities	(2,500)

Total liabilities	$224

L.	Adjustment to record the preliminary valuation of the fair value of identifiable intangible assets and goodwill acquired.

M.	Adjustment reflects the Company’s borrowings to finance the Acquisition. The Company financed the Acquisition and working capital through borrowings under its new five-year, $3.355 billion Credit Agreement and amended $1.2 billion Securitization Facility, in addition to the issuance of common shares.

The Company incurred debt issuance costs upon entering into the new and amended credit facilities. As a result, the Company capitalized debt issuance costs on the balance sheets of approximately $23.9 million and recorded debt discounts of approximately $9.2 million. Adjustments on the balance sheets reflect the incremental impact of debt issuance costs and debt discounts incurred, resulting in an increase to prepaid and other current assets of $21.7 million, an increase to other assets of $2.2 million, a decrease to current portion of notes payable and lines of credit of $1.9 million and a decrease to notes payable and other obligations, less current portion of $7.3 million at September 30, 2014. These adjustments were partially offset by write-offs of capitalized deferred financings charges and debt discounts related to prior credit facilities of the Company and Comdata of $25.2 million.

N.	Adjustment to record deferred tax liabilities at a rate of 38% associated with the Acquisition of intangible assets, partially offset by the reduction in valuation allowances recorded by Comdata.

O.	In consideration of the Acquisition, FleetCor issued approximately 7.6 million shares of its common stock from treasury shares to the former shareholders of Comdata. Adjustment reflects the impact of this issuance.

P.	Adjustment to eliminate the historical retained earnings and equity balances of Comdata.